                                   Exhibit 1.1
                         REDWOOD MORTGAGE INVESTORS VIII
               SUPPLEMENTAL PARTICIPATING BROKER DEALER AGREEMENT

     This Supplemental Participating Dealer Agreement is entered into on this ___ day of ________________, 199__, by and between D. Russell Burwell, Michael
R. Burwell and Gymno Corporation, a California corporation, the general partners of Redwood Mortgage Investors VIII, a California limited partnership (the "Partnership") and Redwood Home Loan Company doing business as Redwood Mortgage ("Redwood Mortgage") and _________________________, (the "Participating Broker Dealer").

                                    RECITALS

     A. The General Partners and the Participating Broker Dealer entered into a Participating Broker Dealer Agreement whereby the Participating Broker Dealer agreed to effect sales of Units in the Partnership, on a best efforts basis, for the account of the Partnership.

     B. The General Partners and Redwood Mortgage have agreed to amend the terms of compensation payable to the Participating Broker Dealers set forth in Section 3 of the Participating Dealer Agreement as set forth herein.

     NOW THEREFORE, the parties agree as follows:

     The Participating Broker Dealer may elect on a transaction by transaction basis, as so indicated by its registered representatives, as to which terms or compensation payable, e.g. Section 3 or this Supplemental Participating Broker Dealer Agreement, shall apply to each specific transaction.

     1. Alternative Sales Compensation (Including the Continuing Servicing Fee).

     (a) Commissions. The parties hereby agree that Redwood Mortgage shall pay to the Participating Broker Dealer in consideration for its services in soliciting and obtaining purchasers of Units, sales commission of either (i) four percent (4%) of the gross proceeds from the sale of such Units, if the investors elect to receive monthly, quarterly or annual cash distributions of his allocable share of Partnership income or (ii) seven percent (7%) of the gross proceeds from the sale of such Units, if the investor elects to receive his allocable share of cash distributions in additional Units pursuant to the Partnership's Dividend Reinvestment Plan.

     (b) Continuing Servicing Fee. In addition to the foregoing commissions, the General Partners and Redwood Mortgage will pay to you a continuing servicing fee (0.25% payable annually in quarterly installments) (the "Continuing Servicing Fee") for each Limited Partner who has subscribed through you. The Continuing Servicing Fee shall be equal to one-quarter (1/4) of one percent (1%) of that Partner's capital account, which shall include any increases in the capital account due to the investor's reinvestment of his allocable share of Partnership distributions.

     However, in no event shall the Continuing Servicing Fee be payable if such amount will cause the total compensation paid to exceed that amount allowed to be paid under NASD Notice to Members 89-16, 82-51 and Rule 2810 of the NASD Conduct Rules.

     The Participating Broker Dealer may elect on a transaction by transaction basis, as so indicated by its registered representatives, as to which terms or compensation payable, e.g. Section 3 or this Supplemental Participating Broker Dealer Agreement, shall apply to each specific transaction.

     2. Payment of the Continuing Servicing Fee. The Continuing Servicing Fee shall be payable thirty days after the end of the calendar quarter for which the Continuing Servicing Fee is being paid (the "Payment Date") provided that the Investor has been a Limited Partner for the full calendar quarter for which the Continuing Servicing Fee is being paid. Subject to Paragraph 3 below, in order to receive a payment in any quarter, the aggregate amount of the Continuing Servicing Fee payable must be at least $25.

     3. Aggregate Sales Requirements. Redwood Mortgage shall have no obligation to pay the Continuing Servicing Fee until such time as (i) the registered representative has aggregate sales of 400 Units ($40,000) and (ii) the Participating Broker Dealer has aggregate sales of 2,000 Units ($200,000). However, in no event shall the Partnership pay the Continuing Servicing Fee for any quarter, in which the aggregate amount of the Continuing Servicing Fee payable to a registered representative is less than twenty-five dollars ($25). In the event that a registered representative during the term of this Agreement transfers his or her license to another Participating Broker Dealer, who has not met the aggregate sales requirement of (ii) above, such registered representative will continue to be entitled to receive the Continuing Servicing Fee provided he or she has met the requirements of (i) above prior to the transfer.

     4. Term. The payment of Commissions and the Continuing Servicing Fee as set forth herein is subject to the terms, conditions and obligations set forth in the Participating Broker Dealer Agreement and the Prospectus and incorporated herein by reference. Except as set forth in this Agreement, the terms, conditions and obligations of the Participating Broker Dealer Agreement shall be binding upon the parties.

     Please confirm your Agreement with the General Partners and Redwood Mortgage to the terms contained herein and your acceptance of this appointment by dating and signing below and return a fully executed copy of this Participating Broker Dealer Agreement to us.


                                    --------------------------------------------
                                    D. Russell Burwell, General Partner

                                    REDWOOD HOME LOAN COMPANY doing business as
                                    REDWOOD MORTGAGE

                                    By:
                                    -------------------------------------------

                                    Its:
                                    -------------------------------------------

BROKER-DEALER ACCEPTANCE:

ACCEPTED this                                      day of
                       ---------------------------
                             199
----------------------------       -----


By:
          ------------------------------------------------------------
          (Print Name)


----------------------------------------------------------------------
(Signature)


----------------------------------------------------------------------
Title


----------------------------------------------------------------------
Taxpayer I.D. No.



----------------------------------------------------------------------
 (Telephone Number)


Type of Entity:
                     -------------------------------------------------
(corporation, partnership or proprietorship)